Exhibit 99.1

Werner Enterprises, Inc.	Contact:	Fred Thayer
14507 Frontier Road P.O. Box 45308		Associate Vice President - Corporate Brand and Communications
Omaha, NE 68145		(402) 895-6640 ext. 100-2065

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES APPOINTS MICHELLE D. LIVINGSTONE
TO BOARD OF DIRECTORS

OMAHA, Neb., May 12, 2022 - Werner Enterprises, Inc. (Nasdaq: WERN), one of the nation’s largest transportation and logistics companies, announced that Michelle D. Livingstone was appointed to the Company’s Board of Directors at the May 10, 2022 Board of Directors meeting. In conjunction with this appointment effective May 10, 2022, the Board of Directors increased the number of directors from eight to nine.

“On behalf of Werner and its Board of Directors, I am excited to welcome Michelle to our team,” said Derek Leathers, Werner’s Chairman, President and CEO. “Michelle’s extensive supply chain and transportation experience, along with her proven success leading environmental and inclusion initiatives, will further strengthen the diversity of thought and expertise of our Board of Directors.”

Livingstone’s addition to the Company’s Board of Directors increases its female board representation to 44 percent and brings its blended gender and diversity rate to 56 percent. Livingstone will serve on the Company’s Audit Committee, Nominating and Corporate Governance Committee, and ESG Committee.

Livingstone served as Vice President - Transportation for The Home Depot in Atlanta from 2007-2021. During this time, she was a founding member of the Supply Chain Leadership Team and served on the Environmental Council to drive sustainability efforts. From 2005-2007, Livingstone was Senior Vice President – Transportation for C&S Wholesale Grocers in Keene, New Hampshire and was Vice President – Transportation for J.C. Penney of Plano, Texas from 2002-2005. Livingstone was Senior Director of Supply Chain and Transportation for Kraft Foods of North America, Inc. of Madison, Wisconsin from 1985-2002.

Bringing more than 30 years of transportation and supply chain experience to Werner, Livingstone has served as an officer in a Fortune 50 company for more than 13 years. Recognized as a champion for diversity and inclusion, she served as the VP advisor to the Home Depot internal associate resource groups Women in Supply Chain, Women’s Link, and Velvet Hammers, which support female directors and above.

About Werner Enterprises

Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico and Canada. With 2021 revenues of $2.7 billion, an industry-leading modern truck and trailer fleet, over 13,500 talented associates and our innovative Werner EDGE technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.